As filed with the Securities and Exchange Commission on June 22, 2004

Registration No. 333-116388

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DORAL FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

PUERTO RICO (State or other jurisdiction of incorporation or organization)	66-0312162 (I.R.S. Employer Identification Number)

1451 FRANKLIN D. ROOSEVELT AVENUE
SAN JUAN, PUERTO RICO 00920-2717
(787) 474-6700
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal and executive offices)

SALOMON LEVIS
CHIEF EXECUTIVE OFFICER
DORAL FINANCIAL CORPORATION
1451 FRANKLIN D. ROOSEVELT AVENUE
SAN JUAN, PUERTO RICO 00920-2717
(787) 474-1111
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

COPIES TO:

IGNACIO ALVAREZ
EDUARDO J. ARIAS
PIETRANTONI MENDEZ & ALVAREZ LLP
BANCO POPULAR CENTER 19th FLOOR
209 MUNOZ RIVERA AVENUE
SAN JUAN, PUERTO RICO 00918
(787) 274-4911

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: From time to time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☑

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Dated June 22, 2004
PROSPECTUS

DORAL FINANCIAL CORPORATION

$1,200,000,000

Debt Securities

Preferred Stock

Doral Financial will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

      Neither the Securities and Exchange Commission nor any state or Commonwealth of Puerto Rico securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

      These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency or instrumentality.

      Doral Financial may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,200,000,000.

      Doral Financial may sell these securities directly or through one or more agents. The agents are not required to sell any specific number or amount of securities.

      Doral Financial may use this prospectus in the initial sale of any security. In addition, Doral Financial or its affiliates may use this prospectus in a market-making transaction in any security after its initial sale. Unless Doral Financial or its agent informs the purchaser otherwise, this prospectus is being used in a market-making transaction.

This prospectus is dated                         , 2004

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that Doral Financial filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, Doral Financial may sell any combination of debt securities and preferred stock in one or more offerings up to a total dollar amount of $1,200,000,000. Doral Financial may also issue debt securities and preferred stock upon conversion, exchange or exercise of any of the securities mentioned above.

      This prospectus provides you with a general description of the debt securities and the preferred stock that Doral Financial may issue. Each time Doral Financial sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about Doral Financial and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

SUMMARY

      This summary provides a brief overview of the key aspects of Doral Financial and the most significant terms of the offered securities. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

• this prospectus, which explains the general terms of the securities that Doral Financial may offer;

• the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

• the documents referred to in “Where You Can Find More Information” on page 28 for information on Doral Financial, including its financial statements.

Doral Financial

      Doral Financial is a diversified financial services company engaged in mortgage banking, commercial banking, institutional broker-dealer and insurance agency activities. Doral Financial’s business activities are principally conducted in Puerto Rico and in the New York City metropolitan area.

      As of March 31, 2004, Doral Financial had consolidated assets of $12.0 billion and consolidated stockholders’ equity of approximately $1.7 billion.

      Doral Financial’s principal executive offices are located at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico, and its telephone number is (787) 474-6700.

The Securities Doral

Financial May Offer

      Doral Financial may use this prospectus to offer up to a total dollar amount of $1,200,000,000 of any combination of:

• debt securities; and

• preferred stock.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

Debt Securities

      The debt securities are unsecured general obligations of Doral Financial in the form of senior or subordinated debt. The senior debt will have the same rank as all of Doral Financial’s other unsecured and unsubordinated debt. The subordinated debt will be subordinated to all Senior Indebtedness and Other Financial Obligations, as these terms are defined below under “Description of Debt Securities — Subordination.”

      The senior and subordinated debt will be issued under separate indentures between Doral Financial and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see “Description of Debt Securities” below. You are also encouraged to read the indentures, which are filed as exhibits to the registration statement of which this prospectus is a part. You can receive copies of these documents by following the directions on page 29.

General Indenture Provisions

that Apply to Senior and
Subordinated Debt Securities

•	The indentures do not limit the amount of debt securities that Doral Financial may issue or provide holders any protection should there be a highly leveraged transaction, recapitalization or restructuring involving Doral Financial.

However, the senior debt indenture does limit Doral Financial’s ability to sell, transfer or pledge the stock of any mortgage banking subsidiary that meets the financial thresholds set forth in the indenture. These thresholds are described below under “Description of Debt Securities.”

•	Each indenture allows for different types of debt securities, including fixed rate, floating rate or indexed securities, to be issued in series.

•	The indentures allow Doral Financial to merge or consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company would be required to assume Doral Financial’s responsibilities for the debt securities. Unless the transaction results in an event of default, Doral Financial will be released from all liabilities and obligations under the debt securities when the successor company assumes Doral Financial’s responsibilities.

• The indentures provide that holders of a majority of the total principal amount of the senior debt securities and holders of a majority of the total principal amount of the subordinated debt securities outstanding in any series may vote to change Doral Financial’s obligations or your rights concerning those securities. However, some changes to the financial terms of a security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

• Doral Financial may satisfy its obligations under the senior debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Doral Financial’s obligations under the particular senior debt securities when due.

• The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

Events of Default that

Apply to Senior Debt

      The events of default specified in the senior debt indenture include:

• failure to pay required interest for 30 days;

• failure to pay principal when due;

• failure to make a required sinking fund payment when due;

• failure to perform other covenants for 90 days after notice;

• acceleration of the senior debt securities of any other series or any indebtedness for borrowed money of Doral Financial and certain subsidiaries, in each case exceeding $5,000,000 in an aggregate principal amount; and

• certain events of insolvency, bankruptcy or reorganization involving Doral Financial and certain subsidiaries, whether voluntary or not.

Events of Default that

Apply to Subordinated Debt

      The only events of default specified in the subordinated debt indenture are certain events of insolvency, bankruptcy or reorganization involving Doral Financial.

Remedies

      If there were an event of default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

      The subordinated debt indenture does not provide for any right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the subordinated debt securities or in the subordinated debt indenture. However, in the event of a default in the payment of principal or interest, the holder of any debt security shall have the right to institute a suit for the collection of such overdue payment.

Preferred Stock

      Doral Financial may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Doral Financial, voting rights and conversion rights.

      Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Doral Financial’s common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

Ratio of Earnings to Fixed

Charges and Ratio of Earnings
to Combined Fixed Charges and
Preferred Stock Dividends

      The following table shows (1) the ratio of earnings to fixed charges and (2) the ratio of earnings to combined fixed charges and preferred stock dividends of Doral Financial for each of the five most recent fiscal years and for the three months ended March 31, 2004. The ratio of earnings to fixed charges is a measure of Doral Financial’s ability to generate earnings to pay the fixed expenses of its debt. The ratio of earnings to combined fixed charges and preferred stock dividends is a measure of Doral Financial’s ability to generate earnings to pay the fixed expenses of its debt and dividends on its preferred stock.

      These computations include Doral Financial and its subsidiaries. For purposes of computing these ratios, “earnings” consist of income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortization of debt issuance costs and Doral Financial’s estimate of the interest component of rental expense. Ratios are presented both including and excluding interest on deposits. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on Doral Financial’s outstanding preferred stock.

	Three Months
	Ended
	March 31,		Year ended Dec. 31,

	2004		2003		2002		2001		2000		1999

Ratio of Earnings to Fixed Charges

Including Interest on Deposits	2.87	x	2.44	x	1.98	x	1.55	x	1.33	x	1.46	x

Excluding Interest on Deposits	3.60	x	2.98	x	2.35	x	1.74	x	1.41	x	1.59	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Including Interest on Deposits	2.49	x	2.23	x	1.87	x	1.49	x	1.29	x	1.41	x

Excluding Interest on Deposits	2.98	x	2.64	x	2.17	x	1.65	x	1.37	x	1.52	x

RISK FACTORS

      You should carefully consider the following factors and other information in this prospectus, including the information incorporated by reference in this prospectus, before deciding to invest in any of the offered securities.

Fluctuations in Interest Rates May Hurt Doral Financial’s Business.

      Interest rate fluctuations is the primary market risk affecting Doral Financial. Changes in interest rates affect the following areas of its business:

•	the number of mortgage loans it originates and purchases;

•	the interest income it earns on loans and securities;

•	the gain it recognizes on the sale of loans;

•	the value of its securities holdings; and

•	the value of its servicing asset and interest-only strips.

      Significant increases in interest rates reduce demand for mortgage loan originations and refinancings. Higher interest rates increase the cost of mortgage loans to consumers and therefore reduce demand for mortgage loans. Reduced demand for mortgage loans negatively impacts Doral Financial’s profits because it results in reduced loan originations by Doral Financial and lower mortgage origination income. Demand for refinance loans is generally more sensitive to increases in interest rates.

      Unexpected significant increases in interest rates reduce net interest income. Unexpected significant increases in short-term interest rates reduce net interest income, which makes up an important part of Doral Financial’s earnings. Net interest income is the difference between the interest received by Doral Financial on its assets and the interest paid on its borrowings. Most of Doral Financial’s assets, like its mortgage loans and mortgage-backed securities, are long-term assets with fixed interest rates. In contrast, most of Doral Financial’s borrowings are short-term. When interest rates rise, Doral Financial must pay more in interest while interest earned on its assets does not rise as quickly. This causes profits to decrease.

      Significant increases in interest rates may reduce or eliminate gain on sale of mortgage loans. If long-term interest rates increase significantly between the time Doral Financial commits to or establishes an interest rate on a mortgage loan and the time it sells the loan, Doral Financial may realize a reduced gain or a loss on that sale.

      Significant increases in interest rates may reduce the value of mortgage loans and securities’ holdings. Significant increases in interest rates may reduce the value of Doral Financial’s financial assets and have an adverse impact on its earnings and financial condition. Doral Financial owns a substantial portfolio of mortgage loans, mortgage-backed securities and other debt securities with fixed interest rates. The market value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise.

      Significant decreases in interest rates may adversely affect the value of Doral Financial’s servicing asset and interest-only strips. Significant decreases in interest rates lead to increases in the prepayment of mortgages by borrowers, which may reduce the value of Doral Financial’s servicing asset and interest-only strips, or IOs. Doral Financial’s servicing asset reflects the estimated present value of the fees it expects to receive on the mortgages it services over their expected term. IOs are the estimated present value of cash flows Doral Financial expects to receive on the economic interest it retains in loans sold or securitized by Doral Financial. If prepayments increase above expected levels, the value of Doral Financial’s servicing asset and IOs will decrease because the amount of future fees or cash flows expected to be received by Doral Financial from the servicing assets will decrease. Doral Financial may be required to recognize this decrease in value by taking a charge against its current earnings. As of March 31, 2004, the unamortized value of the servicing assets and IOs retained in sale and securitization transactions recorded on Doral Financial’s financial statements was $176.4 million and $678.1 million, respectively.

Doral Financial is exposed to credit risks from mortgage loans held pending sale or that have been sold subject to recourse arrangements.

      Doral Financial is generally at risk for mortgage loan defaults from the time it funds a loan until the time the loan is sold or securitized into a mortgaged-backed security. Doral Financial also often retains all or part of the credit risk on sales of mortgage loans that do not qualify for GNMA, FNMA or FHLMC sale or exchange programs and consequently may suffer losses on these loans. Doral Financial suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan and the costs of holding and disposing of the related property.

Doral Financial is subject to default risk in connection with the loans it originates for its own portfolio.

      Doral Financial is subject to the risk of loss from loan defaults and foreclosures with respect to the loans originated for its own portfolio, including those loans originated by its banking subsidiaries for investment. Doral Financial establishes provisions for loan losses, which are charged to operations, in order to maintain its allowance for loan losses at a level which management deems to be appropriate based upon management’s assessment of prior loss experience, the volume and type of lending being conducted, industry standards, past due loans, general economic conditions in its market area and other factors related to the collectibility of the loan portfolio. Although Doral Financial’s management utilizes its best judgment in providing for loan losses, there can be no assurance that management has accurately estimated the level of future loan losses or that Doral Financial will not have to increase its provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond its control. Any such increases in Doral Financial’s provisions for loan losses or any loan losses in excess of its provisions for loan losses could have a negative impact on Doral Financial’s future financial condition and results of operations.

Increases in Doral Financial’s originations of construction and commercial loans have increased Doral Financial’s credit risks.

      Doral Financial’s increase in originations of construction loans and mortgage loans secured by income producing residential buildings and commercial properties has increased the credit risks to which Doral Financial is exposed. These types of loans involve greater credit risks than residential mortgage loans because they are larger in size and concentrate more risk in a single borrower. The properties securing these loans are also harder to dispose of in foreclosure.

Doral Financial is exposed to greater risk because its business is concentrated in Puerto Rico.

      Doral Financial’s business activities and credit exposure are concentrated in Puerto Rico. Consequently, its financial condition and results of operations are highly dependent on economic conditions in Puerto Rico. Adverse political or economic developments or nature-related occurrences, such as hurricanes, could result in a downturn in loan originations, an increase in the level of nonperforming assets, an increase in the rate of foreclosure loss on mortgage loans and a reduction in the value of Doral Financial’s loans and loan servicing portfolio, all of which would negatively affect Doral Financial’s profitability.

Doral Financial is subject to risks in servicing loans for others.

      Doral Financial’s profitability may also be adversely affected by delinquencies and defaults on mortgage loans that it services for third parties. Under many of its servicing contracts, Doral Financial must forward all or part of the scheduled payments to the owner of a mortgage loan, even when mortgage loan payments are delinquent. In addition, in order to protect their liens on mortgaged properties, owners of mortgage loans usually require that Doral Financial, as servicer, pay mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. Doral Financial generally recovers its advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed. However, in the interim, Doral Financial must absorb the cost of the funds it advances during the time the advance is outstanding. Doral Financial must also bear the increased cost of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be canceled as part of the foreclosure proceedings and Doral Financial will not receive any future servicing income with respect to that loan.

Competition with other financial institutions could adversely affect the profitability of Doral Financial’s U.S. operations.

      Doral Financial anticipates that it will encounter greater competition as it expands its operations on the United States mainland. Many institutions with which Doral Financial competes on the U.S. mainland have significantly greater assets, capital, name recognition and other resources. As a result, many of Doral Financial’s competitors on the U.S. mainland have advantages in conducting certain businesses and providing certain services. Increased competition could force Doral Financial to increase the rates it offers on deposits or lower the rates it charges on loans and, consequently, could adversely affect the profitability of Doral Financial’s U.S. operations.

Changes in statutes and regulations could adversely affect Doral Financial.

      As a financial institution, Doral Financial is subject to extensive federal and local governmental supervision and regulation. Any change in regulation, whether by applicable regulators or as a result of legislation enacted by the United States Congress or by the applicable local legislatures, could have a substantial impact on Doral Financial’s operations and profitability.

DORAL FINANCIAL

      Doral Financial Corporation is a diversified financial services company organized under the laws of the Commonwealth of Puerto Rico. Its main lines of business are described below.

•	Banking — Doral Financial conducts its banking business in Puerto Rico through its commercial banking subsidiary, Doral Bank. Doral Financial also conducts banking activities in the New York City metropolitan area through its federal savings bank subsidiary, Doral Bank, FSB. As of March 31, 2004 Doral Financial operated 38 branches in Puerto Rico and five branches in the New York City metropolitan area.

•	Mortgage banking — Doral Financial conducts its mortgage banking business in Puerto Rico primarily through its HF Mortgage Bankers division, and through its subsidiaries, Doral Mortgage Corporation, Centro Hipotecario de Puerto Rico, Inc. and Sana Investment Mortgage Bankers, Inc. Doral Financial is the leading mortgage banking institution in Puerto Rico based on the volume of origination of first mortgage loans secured by single family residences and the size of its mortgage servicing portfolio. Doral Financial conducts mortgage banking activities in the mainland United States through Doral Money, Inc. As of March 31, 2004, Doral Financial operated 58 mortgage banking offices in Puerto Rico and one office on the United States mainland.

•	Broker-Dealer — Doral Financial conducts its securities business in Puerto Rico through its broker-dealer subsidiary, Doral Securities, Inc. Doral Securities offers institutional brokerage, financial advisory and investment banking services.

•	Insurance Agency — Doral Financial conducts its insurance agency activities in Puerto Rico through Doral Insurance Agency, Inc., which commenced operations during December 2000.

      Because Doral Financial is a holding company, the claims of creditors and any preferred stockholders of Doral Financial’s subsidiaries will have a priority over Doral Financial’s equity rights and the rights of Doral Financial’s creditors, including the holders of debt securities and preferred stockholders, to participate in the assets of the subsidiary upon the subsidiary’s liquidation. As of March 31, 2004, Doral Financial’s subsidiaries had $8.3 billion of outstanding indebtedness (including $3.2 billion in deposits) to which Doral Financial’s debt securities and preferred would be effectively subordinated.

      Doral Financial’s subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements of federal and state bank regulatory authorities and securities regulators. Doral Financial must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

      There are various statutory and regulatory limitations on the extent to which Doral Bank, Doral Bank, FSB or any other banking subsidiary organized or acquired in the future can finance or otherwise transfer funds to Doral Financial or its nonbanking subsidiaries, either in the form of loans, extensions of credit, investments or asset purchases.

•	Such transfers by any banking subsidiary to Doral Financial or any nonbanking subsidiary are limited to 10% of the banking subsidiary’s capital and surplus, and with respect to Doral Financial and all such nonbanking subsidiaries taken as a whole, to an aggregate of 20% of the banking subsidiary’s capital and surplus. For these purposes, capital stock and surplus includes the institution’s total risk-based capital plus the balance of its allowance for loan losses not included in risk-based capital.

•	Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

      In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Doral Financial. Federal and Puerto Rico authorities also have the right to further limit the payment of dividends by banking subsidiaries.

      Under Federal Reserve Board policy, a bank holding company like Doral Financial is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each subsidiary bank. As a result of that policy, Doral Financial may be required to commit resources to support Doral Bank, Doral Bank, FSB or any other banking subsidiary created in the future in circumstances in which it might not do so absent such policy. In addition, capital loans by a bank holding company to its subsidiary depository institutions are subordinated in right of payment to deposits and to certain other indebtedness of the subsidiary depository institution. In the event of a bank holding company’s bankruptcy, a commitment by a bank holding company to regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment.

      For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries, including the regulatory limits on the payment of dividends by Doral Financial and its subsidiaries and specific information relevant to Doral Financial, refer to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2003, and any subsequent reports filed by Doral Financial with the SEC, which are incorporated by reference in this prospectus (other than the information in such documents that is deemed, in accordance with SEC Rules, not to have been filed). This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to Doral Financial or its subsidiaries may have a material effect on Doral Financial’s business.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, Doral Financial intends to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include (1) funding its commercial banking, mortgage banking and investment activities, (2) making capital contributions or extensions of credit to its existing and future banking and non-banking subsidiaries, (3) funding possible acquisitions of other financial institutions and (4) repayment of outstanding borrowings. The precise amounts and timing of the application of proceeds will depend on various factors existing at the time of offering of the securities, including the funding requirements of Doral Financial’s subsidiaries. Until used, the proceeds may be temporarily invested in marketable securities. Doral Financial does not currently have any plans to use the proceeds from any offering for an acquisition or to repay outstanding borrowings.

DESCRIPTION OF DEBT SECURITIES

      The debt securities will be direct unsecured general obligations of Doral Financial and will be either senior or subordinated debt. The debt securities will be issued under separate indentures between Doral Financial and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company). Senior debt securities will be issued under a senior debt indenture and subordinated debt securities will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The forms of the indentures have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

      The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. The summary is not complete. Each particular debt security will have financial and other terms specific to it, and the specific terms of each debt security will be described in the applicable prospectus supplement. You should read the more detailed provisions of the applicable indenture for provisions that may be important to you. So that you can easily locate these provisions, the numbers in parenthesis below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

General

      The senior debt securities will be unsecured and rank equally with all of Doral Financial’s other senior and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated to all of Doral Financial’s Senior Indebtedness (as defined below under “— Subordination”). In certain events of insolvency, the subordinated debt securities will also be subordinated to all of Doral Financial’s Other Financial Obligations (as defined below under “— Subordination”). As of March 31, 2004, Doral Financial had approximately $1.7 billion of Senior Indebtedness and Other Financial Obligations outstanding.

      A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	The title of the debt securities and whether the debt securities will be senior or subordinated debt;

•	The total principal amount of the debt securities;

•	The percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	The dates on which the principal of the debt securities will be payable;

•	Whether the debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security, and also whether it is an original issue discount debt security;

•	If the debt security is a fixed rate debt security, the rate at which the debt security will bear interest, if any, the regular record dates and the interest payment dates;

•	If the debt security is a floating rate debt security, the interest rate basis; any applicable index, currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation, record date and payment dates; and the calculation agent;

•	If the debt security is an original issue discount debt security, the yield to maturity;

•	If the debt security is an indexed debt security, the principal amount Doral Financial will pay you at maturity, the amount of interest, if any, Doral Financial will pay you on an interest payment date or the formula Doral Financial will use to calculate these amounts, if any, and whether your debt security will be exchangeable for or payable in our stock;

•	Any mandatory or optional redemption provisions;

•	Any sinking fund or other provisions that would obligate Doral Financial to repurchase or otherwise redeem the debt securities;

•	Any provisions granting special rights to holders when a specified event occurs;

•	Any changes to or additional events of defaults or covenants;

•	Any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	Any other terms of the debt securities that are consistent with the provisions of the indentures.

      The indentures do not limit the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by Doral Financial and may be in any currency or currency unit designated by Doral Financial. (Sections 3.01 and 3.03.)

      The terms on which a series of debt securities may be converted into or exchanged for other securities of Doral Financial will be set forth in the prospectus supplement relating to each series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Doral Financial. The terms may include provisions pursuant to which the securities of Doral Financial to be received by the holders of such series of debt securities may be adjusted.

Denominations

      Unless otherwise provided in the accompanying prospectus supplement, debt securities will be issued in registered form in denominations of $1,000 each and any multiples thereof. (Section 3.02.)

Subordination

      Under the subordinated debt indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). The subordinated debt indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made unless Doral Financial pays in full the principal, interest, any premium or any other amounts on any Senior Indebtedness then due. Also, no payment of principal, interest or any premium on the subordinated debt securities may be made if there shall have occurred and be continuing an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

      If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Doral Financial, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. If after payment of the Senior Indebtedness there remains any amounts available for distribution and any person entitled to payment pursuant to the terms of Other Financial Obligations has not been paid in full all amounts due or to become due on the Other Financial Obligations, then these remaining amounts shall first be used to pay in full the Other Financial Obligations before any payment may be made to the holders of subordinated debt securities. Holders of subordinated debt securities must deliver any payments received by them to the holders of senior indebtedness and Other Financial Obligations until all Senior Indebtedness and Other Financial Obligations are paid in full. (Subordinated debt indenture, Section 16.02.)

      The subordinated debt indenture will not limit the amount of Senior Indebtedness and Other Financial Obligations that Doral Financial may incur.

      “Senior Indebtedness” means any of the following, whether incurred before or after the execution of the subordinated debt indenture:

(1)	all obligations of Doral Financial for the repayment of borrowed money,

(2)	all obligations of Doral Financial for the deferred purchase price of property, but excluding trade accounts payable in the ordinary course of business,

(3)	all capital lease obligations of Doral Financial, and

(4)	all obligations of the type referred to in clauses (1) through (3) of other persons that Doral Financial has guaranteed or that is otherwise its legal liability;

      but Senior Indebtedness does not include:

(a)	the subordinated debt securities; and

(b)	indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities.

      “Other Financial Obligations” means all obligations of Doral Financial to make payment pursuant to the terms of financial instruments, such as:

(1)	securities contracts and foreign currency exchange contracts,

(2)	derivative instruments, like swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity option contracts, and

(3)	similar financial instruments;

      but Other Financial Obligations does not include:

(a)	Senior Indebtedness, and

(b)	indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities.

Limitations on Liens and Disposition of Stock of Principal Mortgage Banking Subsidiaries

      The senior debt indenture provides that Doral Financial will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Principal Mortgage Banking Subsidiary, without providing that each series of senior debt securities and, at Doral Financial’s option, any other senior indebtedness ranking equally with the senior debt securities, shall be secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Principal Mortgage Banking Subsidiary. (Senior debt indenture, Section 12.06.)

      The senior debt indenture also provides that Doral Financial will not sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock (other than directors’ qualifying shares) of any Principal Mortgage Banking Subsidiary and will not permit any Principal Mortgage Banking Subsidiary to issue (except to Doral Financial) any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of any Principal Mortgage Banking Subsidiary, except for sales, assignments, transfers or other dispositions that:

•	are for fair market value on the date thereof, as determined by the board of directors of Doral Financial (which determination shall be conclusive) and, after giving effect to such disposition and to any possible dilution, Doral Financial will own not less than 80% of the shares of Voting Stock of such Principal Mortgage Banking Subsidiary then issued and outstanding free and clear of any security interest;

•	are made in compliance with an order of a court or regulatory authority of competent jurisdiction, as a condition imposed by any such court or authority permitting the acquisition by Doral Financial, directly or indirectly, of any other mortgage banking institution or entity the activities of which are legally permissible for a bank holding company or a subsidiary thereof to engage in, or as an undertaking made to such authority in connection with such an acquisition;

•	are made where such Principal Mortgage Banking Subsidiary, having obtained any necessary regulatory approvals, unconditionally guarantees payment when due of the principal of and premium, if any, and interest on the debt securities; or

•	are made to Doral Financial or any wholly-owned subsidiary if such wholly-owned subsidiary agrees to be bound by this covenant and Doral Financial agrees to maintain such wholly-owned subsidiary as a wholly-owned subsidiary.

      Notwithstanding the foregoing, any Principal Mortgage Banking Subsidiary may be merged into or consolidated with another mortgage banking institution organized if, after giving effect to such merger or consolidation, Doral Financial or any wholly-owned subsidiary owns at least 80% of the Voting stock of such other mortgage banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto and treating any such resulting institution thereafter as a Principal Mortgage Banking Subsidiary and as a subsidiary for purposes of the senior debt indenture, no event of default, and no event that, after the giving of notice or lapse of time or both, would become an event of default under the senior debt indenture, has occurred and is continuing.

      The subordinated debt indenture does not contain any of the foregoing limitations on the creation of liens or disposition of Principal Mortgage Banking Subsidiaries and these limitations are not for the benefit of any series of subordinated debt securities.

      “Principal Mortgage Banking subsidiary” means a Subsidiary, including its subsidiaries, that is principally engaged in the mortgage banking business and meets any of the following conditions:

•	Doral Financial’s and its other Subsidiaries’ investments in and advances to the subsidiary exceed 30 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	Doral Financial’s and its other Subsidiaries’ proportionate share of the total assets of the subsidiary after intercompany eliminations exceeds 30 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	Doral Financial’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 30 percent of such income of Doral Financial and its subsidiaries consolidated for the most recently completed fiscal year.

      “Principal Mortgage Banking Subsidiary” does not include, however, any Subsidiary that is a bank or savings association unless Doral Financial transfers to such bank or savings association the mortgage banking business conducted by Doral Mortgage Corporation or Doral Financial’s HF Mortgage Bankers Division as of the date of this prospectus.

      “Subsidiary” means any corporation of which securities entitled to elect at least a majority of the corporation’s directors shall at the time be owned, directly or indirectly, by Doral Financial, and/or one or more Subsidiaries.

      “Voting Stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened. (Senior debt indenture, Sections 1.01, 12.06 and 12.07.)

Consolidation, Merger or Sale

      Each indenture generally permits a consolidation or merger between Doral Financial and another corporation. They also permit Doral Financial to sell all or substantially all of its property and assets. If this happens, the remaining or acquiring corporation shall assume all of Doral Financial’s responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

      However, Doral Financial will only consolidate or merge with or into any other corporation or sell all or substantially all of its assets according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for Doral Financial in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise Doral Financial’s rights and powers under any indenture, in Doral Financial’s name or in its own name. Any act or proceeding required or permitted to be done by Doral Financial’s board of directors or any of its officers may be done by the board or officers of the successor corporation. If Doral Financial merges with or into any other corporation or sells all or substantially all of its assets, it shall be released from all liabilities and obligations under the indentures and under the debt securities. (Sections 10.01 and 10.02.)

Modification of Indentures

      Under each indenture, Doral Financial’s rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections 11.01 and 11.02.)

Events of Default

      The senior debt indenture provides that an “event of default” regarding any series of senior debt securities will be any of the following:

•	failure to pay interest on any debt security of such series for 30 days;

•	failure to pay the principal or any premium on any debt security of such series when due;

•	failure to deposit any sinking fund payment when due by the terms of a debt security of such series;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	acceleration of the senior debt securities of any other series or any other indebtedness for borrowed money of Doral Financial or any Significant Subsidiary (as defined below), in each case exceeding $5,000,000 in aggregate principal amount;

•	certain events involving bankruptcy, insolvency or reorganization of Doral Financial or any Significant Subsidiary; or

•	any other event of default included in any indenture or supplemental indenture. (Section 5.01.)

      “Significant Subsidiary” means a Subsidiary, including its Subsidiaries, that meets any of the following conditions:

•	Doral Financial’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	Doral Financial’s and its other Subsidiaries’ proportionate share of the total assets of the subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Doral Financial and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	Doral Financial’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Doral Financial and its subsidiaries consolidated for the most recently completed fiscal year.

      The subordinated debt indenture provides that an “event of default” regarding any series of subordinated debt securities will occur only upon certain events involving bankruptcy, insolvency or reorganization of Doral Financial. A default in the payment of principal or interest or in the performance of any covenant or agreement in the subordinated debt securities of any series or in the subordinated indenture is not an event of default under the subordinated debt indenture and does not provide for any right of acceleration of the payment of principal of a series of subordinated debt securities. However, in the event of a default in the payment of principal or interest, the holder of any debt security shall have the right to institute a suit for the collection of such overdue payment.

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. (Section 6.02.)

      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

      Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 6.01.) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for each series of debt securities. (Section 5.12.)

Covenants

      Under the indentures, Doral Financial will agree to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year certifying as to the absence of events of default and to Doral Financial’s compliance with the terms of the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

Payment and Transfer

      Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by Doral Financial and specified in a prospectus supplement. (Section 3.07.)

      Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by Doral Financial for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 3.05.)

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 2.03.)

      Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York (“DTC”) will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

Defeasance

      Doral Financial will be discharged from its obligations on the senior debt securities of any series at any time if it deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the senior debt securities of the series. Doral Financial must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of such deposit. If this happens, the holders of the senior debt securities of the series will not be entitled to the benefits of the senior debt indenture except for registration of transfer and exchange of senior debt securities and replacement of lost, stolen or mutilated senior debt securities. (Senior debt indenture, Section 15.02.)

      The subordinated debt indenture does not contain provisions for the defeasance and discharge of Doral Financial’s obligations on the subordinated debt securities and the subordinated indenture.

The Trustee

      Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) will be the trustee under the indentures. It is also trustee under another indenture with Doral Financial pursuant to which Doral Financial’s 7.84% Senior Notes due 2006 were issued. In addition, it is the administrative and syndicate agent and a lender under syndicated credit agreements which provide for credit facilities to Doral Financial. An affiliate of Deutsche Bank Trust Company Americas has also acted as an underwriter in connection with a public offering of shares of common stock of Doral Financial. The trustee and its affiliates may have other relations with Doral Financial in the ordinary course of business.

      The occurrence of any default under either the senior debt indenture or the indenture relating to the 7.84% Senior Notes and the subordinated debt indenture could create a conflicting interest for the trustee under the Trust Indenture Act. If such default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the trustee would generally be required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to both the 7.84% Senior Notes and the debt securities issued under the senior debt indenture or with respect to the subordinated debt securities issued under the subordinated debt indenture. In the event of the trustee’s resignation, Doral Financial shall promptly appoint a successor trustee with respect to the affected securities.

      The Trust Indenture Act also imposes certain limitations on the right of the trustee, as a creditor of Doral Financial, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any such claim or otherwise. The trustee will be permitted to engage in other transactions with Doral Financial, provided that if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate such conflict or resign.

DESCRIPTION OF PREFERRED STOCK

      The following briefly summarizes the material terms of Doral Financial’s preferred stock, other than pricing and related terms which will be disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock offered by Doral Financial which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Doral Financial’s restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The restated certificate of incorporation is filed as an exhibit to the registration statement of which this prospectus forms a part. The certificate of designation with respect to any series of preferred stock will be filed with the SEC as an exhibit to a document incorporated by reference in this prospectus concurrently with the offering of such preferred stock. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Doral Financial’s outstanding preferred stock, see “Description of Capital Stock.”

General

      Under Doral Financial’s restated certificate of incorporation, the board of directors of Doral Financial is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series, except as otherwise stated in the restated certificate of incorporation.

      Prior to the issuance of any series of preferred stock, the board of directors of Doral Financial will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the restated certificate of incorporation. The term “board of directors of Doral Financial” includes any duly authorized committee.

      The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Doral Financial.

      The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

      The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Doral Financial and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Doral Financial may have the effect of rendering more difficult or discouraging an acquisition of Doral Financial deemed undesirable by the board of directors of Doral Financial.

Rank

      Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

      Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Doral Financial out of funds legally available for dividends.

The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Doral Financial on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

      Doral Financial is a party to contracts that prevent it from paying dividends if it does not comply with some terms of those contracts. The agreement pursuant to which Doral Financial issued its 7.84% Senior Notes due 2006 prohibits Doral Financial from paying dividends if the aggregate amount of dividends paid on its capital stock, including all series of preferred stock, would exceed the sum of the following:

•	50% of consolidated net income earned since October 1, 1996, and prior to the end of the fiscal quarter ending not less than 45 days prior to the proposed dividend payment date;

•	$15 million; and

•	the net proceeds of any sale of capital stock after October 1, 1996.

      Doral Financial is a party to a warehousing loan agreement with Citibank, N.A. that limits the aggregate amount of cash dividends that Doral Financial may pay on its capital stock during a fiscal year to 50% of consolidated net income for the immediately preceding fiscal year. Doral Financial has also entered into a credit agreement with FirstBank Puerto Rico that restricts the amount of dividends that Doral Financial may pay in any year to an amount not to exceed Doral Financial’s consolidated retained earnings as of the end of the immediately preceding fiscal year.

      Doral Financial may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

      Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata.

      Similarly, Doral Financial may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Doral Financial ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the dividend period established in the certificate of designation for each series of preferred stock if the preferred stock pays dividends on a noncumulative basis.

Conversion or Exchange

      The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock or debt securities of Doral Financial.

      If so determined by the board of directors of Doral Financial, the holders of shares of preferred stock of any series may be obligated at any time or at maturity to exchange such shares for preferred stock of another series or debt securities of Doral Financial. The terms of any such exchange and any such preferred stock or debt securities will be described in the prospectus supplement relating to such series of preferred stock.

Redemption

      If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Doral Financial or the holder thereof and may be mandatorily redeemed.

      Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

      Unless Doral Financial defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of Doral Financial, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

      If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Doral Financial on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Doral Financial after they have received their full liquidation preference.

Voting rights

      The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; or

•	as required by applicable law.

      Under regulations adopted by the Federal Reserve Board, if the holders of the preferred stock of any series become entitled to vote for the election of directors because dividends on the preferred stock of such series are in arrears, preferred stock of such series could be deemed a “class of voting securities.” In this instance, a holder of 25% or more of the preferred stock of such series could then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. A holder of 5% or more of such series that otherwise exercises a “controlling influence” over Doral Financial could also be subject to regulation under the Bank Holding Company Act. In addition, at any time a series of the preferred stock is deemed a class of voting securities, (1) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of the outstanding shares of such series of preferred stock, and (2) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

      Section 12 of the Puerto Rico Banking Law requires that the Office of the Commissioner of Financial Institutions of Puerto Rico approve any change of control involving a bank organized under the Banking Law. The Banking Law requires that the Office of the Commissioner be informed not less than 60 days prior to any transfer of voting stock of a Puerto Rico bank that results in any person owning, directly or indirectly, more than 5% of the outstanding voting stock of the bank. For the purposes of Section 12 of the Banking Law, the term “control” means the power to, directly or indirectly, direct or influence decisively the administration or the norms of the bank. The Office of the Commissioner has made an administrative determination that these provisions of the Banking Law are applicable to a change in control of Doral Financial.

      Pursuant to the Banking Law, if the Office of the Commissioner receives notice of a proposed transaction that may result in a change of control of Doral Financial, the Office of the Commissioner is required to investigate and determine whether a change of control has occurred. The Office of the Commissioner will issue an authorization for the transfer of control of Doral Financial if the results of its investigations are in its judgment satisfactory. The decision of the Office of the Commissioner is final and unreviewable.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

      As of the date of this prospectus, Doral Financial is authorized to issue 500,000,000 shares of common stock, $1.00 par value, and 40,000,000 shares of serial preferred stock, $1.00 par value. The following is a summary of certain rights and privileges of the common stock and outstanding serial preferred stock. You should read the more detailed provisions of Doral Financial’s restated certificate of incorporation, as amended, and the certificate of designation relating to any series of preferred stock for provisions that may be important to you.

Common Stock

      As of June 1, 2004, Doral Financial had outstanding 107,907,512 shares of its common stock. Each holder of common stock is entitled to one vote for each share held of record for the election of directors and for all other matters to be voted on by Doral Financial’s stockholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

      Upon voluntary or involuntary liquidation, dissolution or winding up of Doral Financial, the holders of the common stock are entitled to share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Mellon Investor Services LLC. The common stock is traded on the New York Stock Exchange under the symbol “DRL.”

Preferred Stock

      The general terms of Doral Financial’s preferred stock are described above under “Description of Preferred Stock.” As of the date of this prospectus, Doral Financial had outstanding four series of serial preferred stock described below.

	Number of	Annual	Liquidation		Conversion	General
	Shares	Dividend	Preference	Date First	or	Voting
Title of Series	Outstanding	Rate(1)	Per Share(2)	Redeemable(3)	Exchange Rights(4)	Rights(5)

7% Non-cumulative	1,495,000	7%	$50	February 28, 2004	None	No
Monthly Income Preferred Stock, Series A (the “7% Preferred Stock”)
8.35% Non-cumulative	2,000,000	8.35%	$25	September 30, 2005	None	No
Monthly Income Preferred Stock, Series B (the “8.35% Preferred Stock”)
7.25% Non-cumulative	4,140,000	7.25%	$25	May 31, 2007	None	No
Monthly Income Preferred Stock, Series C (the “7.25% Preferred Stock”)
4.75% Perpetual	1,380,000	4.75%	$250	N/A	Yes	No
Cumulative Convertible Preferred Stock (the “4.75% Preferred Stock”)

(1)	Based on a percentage of the applicable liquidation preference per share.
(2)	See “Liquidation Rights” below for additional information.
(3)	See “Redemption” below for additional information.
(4)	See “Conversion Rights” below for additional information.
(5)	See “Voting Rights” below for additional information.

      Dividend Rights and Limitations. The holders of the shares of 7% Preferred Stock, the 8.35% Preferred Stock and the 7.25% Preferred Stock are entitled to receive noncumulative cash dividends when, as and if declared by the Board of Directors, at their respective annual dividend rates payable monthly. The holders of the 4.75% Preferred Stock are entitled to receive cumulative cash dividends when, as and if declared by the Board of Directors at their annual dividend rate payable quarterly. The holders of the 7% Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock and the 4.75% Preferred Stock are entitled to receive such dividends prior to any payment of dividends or distribution of assets to holders of the common stock and to any other class of capital stock ranking junior to the 7% Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock or the 4.75% Preferred Stock with respect to the payment of dividends.

      Liquidation Rights. Upon the liquidation, dissolution or winding up of Doral Financial, whether voluntary or involuntary, the holders of the 7% Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock and the 4.75% Preferred Stock are entitled to receive out of the assets of Doral Financial an amount in cash equal to their liquidation preference per share plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of the distribution. This distribution must be made before any payment may be made to the holders of common stock or any other securities of Doral Financial ranking junior to the 7% Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock or the 4.75% Preferred Stock as to the distribution of assets upon liquidation. No distribution of this type or payment on account of liquidation, dissolution or winding up of Doral Financial may be made to the holders of the shares of any class or series of stock ranking on a parity with the 7% Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock or the 4.75% Preferred Stock as to the distribution of assets upon liquidation, unless the holders of the 7%

Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock or the 4.75% Preferred Stock receive like amounts ratably in accordance with the full distributive amounts which they and the holders of parity stock are respectively entitled to receive upon this preferential distribution.

      After the payment to the holders of the 7% Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock and the 4.75% Preferred Stock of the full preferential amounts provided for above, the holders of such shares will have no right or claim to any of the remaining assets of Doral Financial.

      Redemption. The 7% Preferred Stock is subject to redemption in whole or in part, at the option of Doral Financial with the consent of the Federal Reserve Board, on or after February 28, 2004 and prior to February 27, 2005, at a price of $51 per share and after this period at redemption prices declining to a price of $50 per share on or after February 28, 2006.

      The 8.35% Preferred Stock is subject to redemption in whole or in part, at the option of Doral Financial with the consent of the Federal Reserve Board, commencing on or after September 30, 2005, and prior to September 30, 2006 at a price of $25.50 per share and after this period at redemption prices declining to $25 per share on or after September 30, 2007.

      The 7.25% Preferred Stock is subject to redemption in whole or in part, at our option with the consent of the Federal Reserve Board commencing on or after May 31, 2007, and prior to May 31, 2008 at a price of $25.50 per share and after this period at redemption prices declining to $25 per share on or after May 31, 2009.

      The 4.75% Preferred Stock is not subject to redemption prior to maturity.

      There is no mandatory redemption or sinking fund obligation with respect to any of the outstanding series of Preferred Stock.

      Conversion Rights. Holders of the 4.75% Preferred Stock may convert their shares into a number of shares of the common stock of Doral Financial equal to the conversion rate only under the following circumstances:

•	in any fiscal quarter commencing after September 30, 2003, if the closing sale price of the common stock of Doral Financial for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 120% of the conversion price as of the last trading day of such preceding fiscal quarter (currently 120% of $39.77, or $47.72);

•	upon the occurrence of specified corporate transactions; or

•	upon delisting of Doral Financial’s common stock.

      For each share of 4.75% Preferred Stock surrendered for conversion, a holder will receive 6.2856 shares of Doral Financial’s common stock, the “conversion rate.” This represents a current conversion price of $39.77 per share of common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accumulated and unpaid dividends. Upon conversion, holders will not receive any cash payment representing accumulated dividends, if any. Instead, accumulated dividends, if any, will be deemed paid by the common stock received by holders on conversion.

      On or after September 30, 2008, Doral Financial may, at its option, cause the 4.75% Preferred Stock to be converted into that number of shares of common stock that are issuable at the conversion price. Doral Financial may exercise its conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on a trading day that is not more than two trading days prior to the date on which it gives notice of conversion, the closing sale price of its common stock exceeds 130% of the conversion price of the 4.75% Preferred Stock in effect on each such trading date.

      In addition, if there are less than 138,000 shares of the 4.75% Preferred Stock outstanding, Doral Financial may, on or after September 30, 2008, at its option, with the prior approval of the Federal Reserve Board, cause the preferred stock to be converted into that number of shares of common stock equal to the liquidation preference divided by the lesser of the conversion price and the average closing price of the common stock for the five trading day period ending on the second trading day immediately preceding the date fixed for conversion.

      Voting Rights. The holders of shares of 7% Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock and the 4.75% Preferred Stock are not entitled to any voting rights except (1) if Doral Financial does not pay dividends in full on such series for 18 consecutive monthly dividend periods or six consecutive quarterly dividends periods in the case of the 4.75% Preferred Stock, (2) as required by law or (3) in connection with any changes of the terms or rights of the 7% Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock or the 4.75% Preferred Stock as the case may be.

      Relative Rank. The 7% Preferred Stock, the 8.35% Preferred Stock, the 7.25% Preferred Stock and the 4.75% Preferred Stock have the same rank as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of Doral Financial.

PLAN OF DISTRIBUTION

      Doral Financial may sell the offered securities (1) through agents; (2) to or through underwriters or dealers; (3) directly to one or more purchasers; (4) as part of structured financing arrangements; or (5) through a combination of any of these methods of sale. Any underwriters, dealers or agents retained by Doral Financial may include Doral Securities, its broker-dealer subsidiary.

      The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Doral Financial from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

      Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      In compliance with the guidelines of the National Association of Securities Dealers, Inc. (“NASD”) the maximum discount or commission to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

By Agents

      Offered securities may be sold through agents designated by Doral Financial. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Doral Financial to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

      If underwriters are used in the offering, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

      These transactions may be effected in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

Direct Sales

      Offered securities may also be sold directly by Doral Financial. In this case, no underwriters or agents would be involved.

Structured Financings

      Offered securities may also be sold by Doral Financial as part of structured financing arrangements. Under these arrangements, non-affiliated third parties may use the proceeds of the sale of their debt obligations to purchase debt obligations of Doral Financial. The obligations of these non-affiliated parties would be secured by the debt obligations of Doral Financial and would be payable wholly or partly from amounts received on the debt obligations of Doral Financial. In these cases the offered securities may be sold to the non-affiliated purchasers directly by Doral Financial or through one or more agents designated by Doral Financial. Any purchaser and agent involved in the offer or sale of the offered securities will be named, and any commissions payable by Doral Financial to the agent will be set forth, in the prospectus supplement relating to the offering.

Participation of Doral Securities

      Doral Securities, the broker-dealer subsidiary of Doral Financial, is a member of the National Association of Securities Dealers, Inc. and may participate as an agent or an underwriter in distributions of the offered securities. Accordingly, offerings of offered securities in which Doral Securities participates will conform with the requirements of Rule 2720 of the NASD’s Conduct Rules.

General Information

      Doral Financial may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

      Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that there will be a market for the offered securities.

      Underwriters, dealers, agents and their associates may be customers of, lenders to, engage in transactions with, or perform services for, Doral Financial or its subsidiaries in the ordinary course of their businesses.

PLAN OF DISTRIBUTION FOR MARKET-MAKING RESALES BY AFFILIATES

      This prospectus may be used by the agents or underwriters named in the applicable prospectus supplement which are affiliates of Doral Financial in connection with offers and sales of the securities in market-making transactions. In a market-making transaction, the affiliated agents or underwriters may resell a security they acquire from other holders after the original offering and sale of the securities. Resales of this kind may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of resale or at negotiated prices. In these transactions, the affiliated agents or underwriters may act as principal or agent, including as agent for the counterparty in a transaction in which the agents or underwriters act as principal or as agent for both counterparties in a transaction in which the agents or underwriters do not act as principal. The agents or underwriters may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Doral Financial may also engage in transactions of this kind and may use this prospectus for this purpose.

      Doral Financial does not expect to receive any proceeds from market-making transactions. Doral Financial does not expect that the agents or underwriters or any other affiliates that engage in these transactions will pay any proceeds from its making resales to Doral Financial.

      A market-making transaction will have a settlement date later than the original issue date of the securities. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

      The agents or underwriters do not expect the amount of the securities held as a result of market-making resales by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price of the securities.

WHERE YOU CAN FIND MORE INFORMATION

      Doral Financial files annual, quarterly and current reports, proxy statements and other information with the SEC. Doral Financial has also filed with the SEC a registration statement on Form S-3, to register the securities being offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about Doral Financial and the securities offered in this prospectus, you should refer to the registration statement and its exhibits.

      You may read and copy any document filed by Doral Financial with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Doral Financial files its SEC materials electronically with the SEC, so you can also review Doral Financial’s filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

      The SEC allows Doral Financial to “incorporate by reference” the information it files with them, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that Doral Financial files later with the SEC will automatically update and supersede information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Doral Financial has previously filed the following documents with the SEC and is incorporating them by reference into this prospectus (other than the information in such documents that is deemed in accordance with SEC Rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2003 (including the portion of Doral Financial’s proxy statement for the 2004 annual meeting of stockholders incorporated therein), provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the SEC shall not be deemed to be specifically incorporated by reference in this prospectus;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

•	Current Reports on Form 8-K, dated January 14, 2004, April 14, 2004, April 21, 2004 and June 7, 2004 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

      Doral Financial also incorporates by reference, from the date of the initial filing of the registration statement, all documents filed by it with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until Doral Financial sells all of the securities being offered by this prospectus.

      You may request a copy of these filings at no cost by writing or telephoning Doral Financial at the following address:

Doral Financial Corporation

Attn.:	Mario S. Levis, Senior Executive

Vice President & Treasurer
1451 Franklin D. Roosevelt Ave.
San Juan, Puerto Rico 00920-2717
(787) 474-6709

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Doral Financial has not authorized anyone else to provide you with different information. Doral Financial is not making an offer of these securities in any jurisdiction where such offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

LEGAL OPINIONS

      Unless otherwise specified in the applicable prospectus supplement, Pietrantoni Méndez & Alvarez LLP, San Juan, Puerto Rico, will issue an opinion about the legality of the offered securities for Doral Financial. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

      The financial statements incorporated in this prospectus by reference to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the offering all of which will be borne by the Registrant are as follows (all amounts are estimates except for the SEC Registration fee):

SEC registration fee	$152,040
NASD Fee	30,500
Printing expenses	75,000
Legal fees and expenses	250,000
Accounting fees and expenses	70,000
Trustees and registrar’s fees and expenses	30,000
Rating Agency fees	225,000
Listing fees	30,000
Miscellaneous	24,500

Total	$887,040

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Article 1.02(B)(6) of the Puerto Rico General Corporation Act (the “PR GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability or equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Article Seventh of Doral Financial’s Restated Certificate of Incorporation contains such a provision.

     (b) Article 4.09 of the PR GCA authorizes Puerto Rico corporations to indemnify their officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which they are or may be made parties by reason of being directors or officers. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise. The Restated Certificate of Incorporation of Doral Financial provides that Doral Financial shall indemnify its directors, officers and employees to the fullest extent permitted by law. Doral Financial also maintains directors’ and officers’ liability insurance on behalf of its directors and officers.

     (c) Section 1 of Article IX of Doral Financial’s By-laws (the “By-laws”) provides that Doral Financial shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Doral Financial) by reason of the fact that he is or was a director, officer, employee or agent of Doral Financial or is or was serving at the request of Doral Financial as a director, officer, employer or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Doral Financial, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 2 of Article IX of the By-laws provides that Doral Financial shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Doral Financial to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth in the preceding paragraph, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Doral Financial unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 3 of Article IX of the By-laws provides that to the extent a director or officer of Doral Financial has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX of the By-laws or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     Section 5 of Article IX of the By-laws provides that Doral Financial shall pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Doral Financial must make such advanced payments if it receives an undertaking by or on behalf of any person covered by Section 1 of Article IX of the By-laws to repay such amounts, if it is ultimately determined that he is not entitled to be indemnified by Doral Financial as authorized in Article IX of the By-laws.

     Section 6 and 7 of Article IX of the By-laws provide that indemnification provided for by Sections 1 and 2 of Article IX of the By-laws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Doral Financial may purchase and maintain insurance on behalf of a director or officer of Doral Financial against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not Doral Financial would have the power to indemnify him against such liabilities under such Sections 1 and 2 of Article IX of the By-laws.

ITEM 16. LIST OF EXHIBITS

1.1**	Form of Underwriting Agreement.

4.1	Copy of Senior Indenture of Doral Financial, dated as of May 14, 1999 between Doral Financial and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company). (Incorporated by reference to Exhibit 4.1 of Doral Financial’s Current Report on Form 8-K dated May 14, 1999.)

First Supplemental Indenture of Doral Financial, dated as of May 14, 1999, between Doral Financial and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee. (Incorporated by reference to Exhibit 4.9 of Doral Financial’s Current Report on
Form 8-K dated March 21, 2001.)

4.2**	Form of Senior Note.

4.3	Copy of Subordinated Indenture. (Incorporated by reference to Exhibit 4.1 of Doral Financial’s Current Report on Form 8-K dated May 14, 1999.)

4.4**	Form of Subordinated Note.

4.5**	Form of Certificate of Designations, Preferences and Rights of Preferred Stock.

4.6	Form of Common Stock Certificate. (Incorporated by reference to Exhibit Number 4.1 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.)

4.7**	Form Preferred Stock Certificate.

4.8*	Restated Certificate of Incorporation of Doral Financial as currently in effect.

4.9	By-laws of Doral Financial, as amended as of April 21. (Incorporated by reference to Exhibit Number 3(B) of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.)

5.1*	Opinion of Pietrantoni Mendez & Alvarez LLP.

12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.

12.2*	Statement of Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1*	Consent of Pietrantoni Mendez & Alvarez LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (included at page II-5).

25.1*	Statement of Eligibility of Senior Trustee on Form T-1.

25.2*	Statement of Eligibility of Subordinated Trustee on Form T-1.

*	Previously filed.

**	To be filed, as applicable, by amendment or as an exhibit to a document incorporated by reference herein.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

     (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (d) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the senior debt trustee and subordinated debt trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Act”), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico, on the 22nd of June, 2004.

DORAL FINANCIAL CORPORATION
By:	/s/ Mario S. Levis
Mario S. Levis
Senior Executive Vice President and Treasurer

POWERS OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Salomón Levis, Richard F. Bonini, Mario S. Levis and Ricardo Meléndez and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
* Salomón Levis	Chairman of the Board and Chief Executive Officer	June 22, 2004
* Zoila Levis	President and Chief Operating Officer	June 22, 2004
* Richard F. Bonini	Director and Secretary	June 22, 2004
* Edgar M. Cullman, Jr.	Director	June 22, 2004
John L. Ernst	Director	June 22, 2004
* Peter A. Hoffman	Director	June 22, 2004
* John B. Hughes	Director	June 22, 2004
Efraim M. Kier	Director	June 22, 2004
* Harold D. Vicente	Director	June 22, 2004
* Ricardo Meléndez	Executive Vice President and Chief Financial Officer	June 22, 2004
* Luis Aponte	Senior Vice President and Corporate Controller	June 22, 2004

/s/ Mario S. Levis Mario S. Levis, as attorney-in-fact for each of the persons indicated		June 22, 2004

EXHIBIT INDEX

Exhibit Number

1.1**	Form of Underwriting Agreement.

4.1	Copy of Senior Indenture of Doral Financial, dated as of May 14, 1999 between Doral Financial and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company). (Incorporated by reference to Exhibit 4.1 of Doral Financial’s Current Report on Form 8-K dated May 14, 1999.)

First Supplemental Indenture of Doral Financial, dated as of May 14, 1999, between Doral Financial and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee. (Incorporated by reference to Exhibit 4.9 of Doral Financial’s Current Report on
Form 8-K dated March 21, 2001.)

4.2**	Form of Senior Note.

4.3	Copy of Subordinated Indenture. (Incorporated by reference to Exhibit 4.1 of Doral Financial’s Current Report on Form 8-K dated May 14, 1999.)

4.4**	Form of Subordinated Note.

4.5**	Form of Certificate of Designations, Preferences and Rights of Preferred Stock.

4.6	Form of Common Stock Certificate. (Incorporated by reference to Exhibit Number 4.1 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.)

4.7**	Form Preferred Stock Certificate.

4.8*	Restated Certificate of Incorporation of Doral Financial as currently in effect.

4.9	By-laws of Doral Financial, as amended as of April 21. (Incorporated by reference to Exhibit Number 3(B) of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.)

5.1*	Opinion of Pietrantoni Mendez & Alvarez LLP.

12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.

12.2*	Statement of Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1*	Consent of Pietrantoni Mendez & Alvarez LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (included at page II-5).

25.1*	Statement of Eligibility of Senior Trustee on Form T-1.

25.2*	Statement of Eligibility of Subordinated Trustee on Form T-1.

*	Previously filed.

**	To be filed, as applicable, by amendment or as an exhibit to a document incorporated by reference herein.